UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 17, 2012

(Date of Report)

August 15, 2012

(Date of Earliest Event Reported)

Sotheby’s

(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue New York, NY	10021
(Address of principal executive offices)	(Zip Code)

(212) 606-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

From time to time in the ordinary course of its business, the Company will guarantee to consignors a minimum sale price in connection with the sale of property at auction. In the event that the property sells for less than the guaranteed price, the Company must perform under the auction guarantee by funding the difference between the sale price at auction and the amount of the auction guarantee. The Company is generally entitled to a share of the excess proceeds (the “overage”) if the property under the auction guarantee sells above the guaranteed price. If the property does not sell, the amount of the auction guarantee must be paid, but the Company has the right to recover such amount through the future sale of the property. In these situations, the Company takes title to the guaranteed property, and it is recorded as Inventory on the Company’s balance sheet at the lower of cost (i.e., the amount paid under the auction guarantee) or management’s estimate of the property’s net realizable value (i.e., expected sale price upon disposition). The sale proceeds ultimately realized by the Company in these situations may equal, exceed or be less than the amount recorded as Inventory on the Company’s balance sheet.

Prior to 2009, the Company usually assumed the entire financial risk under its auction guarantees. However, beginning in 2009, the Company changed its strategy with respect to auction guarantees and generally enters into auction guarantees only when it is able to reduce its financial and liquidity exposure through contractual arrangements under which a counterparty contractually commits to bid a predetermined price on the guaranteed property (an “irrevocable bid”). If the irrevocable bid is the winning bid, the counterparty purchases the property at the predetermined price plus the applicable buyer’s premium, which is the same amount that any other successful bidder would pay at that price. If the irrevocable bid is not the winning bid, the counterparty is generally entitled to receive a share of the auction commission earned on the sale and/or a share of any overage.

The counterparties to these irrevocable bids are typically third party major international art dealers or major art collectors. The Company could have credit exposure and potential losses in the event any of these counterparties do not perform according to the terms of these contractual arrangements.

As reported in its Form 10-Q for the quarter ended June 30, 2012, as of July 30, 2012, the Company had no outstanding auction guarantees. On August 15, 2012, the Company entered into an auction guarantee in the amount of $50 million covering three items that will be offered at an auction in November 2012. The minimum guaranteed price under this auction guarantee is within the range of the aggregate pre-sale auction estimates for the underlying property. The Company’s intent is to attempt to reduce the $50 million exposure under the auction guarantee through the use of irrevocable bids prior to the sale, which is consistent with the Company’s approach to auction guarantees since 2009. However, the Company may not be able to obtain irrevocable bids on terms that are acceptable to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY’S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief Accounting Officer

Date:	August 17, 2012

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